UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2023

Soho House & Co Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40605	86-3664553
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Strand
London, United Kingdom		WC2R 1EA
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +44 (0) 207 8512300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SHCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

i) Promotion of Tom Collins to Chief Operating Officer

Effective as of November 1, 2023, Soho House & Co Inc. (the “Company”) has appointed Tom Collins, previously the Company’s Managing Director - UK Europe & Asia, as its Chief Operating Officer.

Mr. Collins, 43, joined the Company in April 2013 initially as the Head Chef at the Company's Soho House 40 Greek Street property before taking on various senior leadership roles across the Company. Mr. Collins' first senior leadership role was overseeing the Company's UK operations with his role later expanding to also include the Company's European operations. In January 2023, his role was further expanded to include the Company's Asian operations with Soho House Bangkok opening in February 2023.

On November 6, 2023, the Company entered into a service agreement (the “Agreement”) with Mr. Collins for his service as Chief Operating Officer of the Company. The Agreement provides that Mr. Collins will receive an annual base salary of US$1 million. Mr. Collins will be eligible to receive a discretionary incentive bonus of between 100 and 200 percent of his annual base salary. Under the Agreement, either party, may terminate Mr. Collins employment at any time by giving six months' notice in writing unless the Company determines that there is cause, in which case termination may be immediate without further payment to Mr. Collins, other than in respect of amounts accrued due at the date of termination.

Mr. Collins will also receive US$1 million of Restricted Stock Units ("RSUs") of the Company's Class A Common Stock, which will be converted to RSUs at the closing price of the Company's Class A Common Stock on the grant date, which is expecting to be within 30 days of his appointment. The award will vest over three years subject to Mr. Collins continuous service to the Company.

The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr. Collins has also entered into an indemnification agreement (the “Indemnification Agreement”) with the Company, similar to the indemnification agreements entered into with other executive officers and members of the board of directors. The Indemnification Agreement provides for the indemnification by the Company for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against Mr. Collins in connection with his status as an executive officer of the Company and for the Company to advance expenses incurred as a result of any proceeding for which he may be entitled to indemnification. The above description of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement. The form of indemnification agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

There are no related party transactions between Mr. Collins and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there is no family relationship between Mr. Collins and any of the Company’s directors or other executive officers.

ii) Appointment of independent director

On November 7, 2023, the Company’s board of directors appointed Andrew Sasson as a director, effective immediately. Mr. Sasson, 53, has extensive experience in the field of lifestyle hospitality.

Mr. Sasson qualifies as an independent director for purposes of the New York Stock Exchange listing rules.

Mr. Sasson’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s annual proxy statement filed with the Securities and Exchange Commission on April 28, 2023. Mr. Sasson has not been named to any committee of the Company’s board of directors.

Mr. Sasson will also enter into an Indemnification Agreement with the Company the form of which has been described above. The Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement. The form of indemnification agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

There are no related party transactions between Mr. Sasson and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there is no family relationship between Mr. Sasson and any of the Company’s executive officers or other directors.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Exhibit

10.1*	Service Agreement between Tom Collins and Soho House UK Limited dated November 6, 2023
10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 3.6 to the Company's Registration Statement on Form S-1 filed with the SEC on June 21, 2021)
99.1*	Press release announcing Tom Collins' promotion to Chief Operating Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Soho House & Co Inc.

Date:	November 13, 2023	By:	/s/ Ben Nwaeke
Ben Nwaeke, Chief Legal Officer